EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We consent to the incorporation by reference in Registration Statement No. 333-238994 on Form S-3 and Registration Statement Nos. 333-231763, No. 333-201152, No. 333-167784, No. 333-145744 and No. 333-130065 on Form S-8 of our reports dated March 1, 2021, relating to the financial statements of Core-Mark Holding Company, Inc., and the effectiveness of Core-Mark Holding Company, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Core-Mark Holding Company, Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP
Dallas, Texas
March 1, 2021